Horizon Technology Finance Announces First Quarter 2025 Financial Results

- First Quarter 2025 Net Investment Income per Share of $0.27; NAV per Share of $7.57 -

- Debt Portfolio Yield of 15.0% -

- HRZN Ends Quarter with Committed Backlog of $236 Million -

- Declares Regular Monthly Distributions Totaling $0.33 per Share through September 2025 -

Farmington, Connecticut – April 29, 2025 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), an affiliate of Monroe Capital, and a leading specialty finance company that provides capital in the form of secured loans to venture capital-backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Highlights

●	Net investment income (“NII”) of $10.7 million, or $0.27 per share, compared to $12.6 million, or $0.38 per share for the prior-year period
●	Total investment portfolio of $689.6 million as of March 31, 2025
●	Net asset value of $305.5 million, or $7.57 per share, as of March 31, 2025
●	Annualized portfolio yield on debt investments of 15.0% for the quarter
●	Funded nine loans totaling $100.3 million
●	Raised total net proceeds of approximately $3.6 million with “at-the-market” (“ATM”) offering program
●	Experienced liquidity events from five portfolio companies
●	Cash of $77.5 million and credit facility capacity of $229.0 million as of March 31, 2025
●	Held portfolio of warrant and equity positions in 105 companies as of March 31, 2025
●	Undistributed spillover income of $1.00 per share as of March 31, 2025
●	Subsequent to quarter end, declared distributions of $0.11 per share payable in July, August and September 2025

“We grew our portfolio of debt investments for the third straight quarter, while further expanding our committed backlog, which provides us with high-quality opportunities to continue growing both our venture debt portfolio and our NII in the quarters ahead,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Looking ahead, we will continue to monitor the macro environment, as we seek to selectively originate new, high-quality venture debt investments and increase our NAV.”

First Quarter 2025 Operating Results

Total investment income for the quarter ended March 31, 2025 was $24.5 million, compared to $26.1 million for the quarter ended March 31, 2024, primarily due to lower interest income on investments from the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended March 31, 2025 and 2024 was 15.0% and 15.6%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended March 31, 2025 were $13.4 million, compared to $13.1 million for the quarter ended March 31, 2024. The increase was primarily due to a $0.5 million increase in interest expense.

Net investment income for the quarter ended March 31, 2025 was $10.7 million, or $0.27 per share, compared to $12.6 million, or $0.38 per share, for the quarter ended March 31, 2024.

For the quarters ended March 31, 2025 and 2024, there was a slight net realized gain on investments.

For the quarter ended March 31, 2025, net unrealized depreciation on investments was $32.2 million, or $0.80 per share, compared to $4.0 million, or $0.12 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of March 31, 2025, the Company’s debt portfolio consisted of 53 secured loans with an aggregate fair value of $643.6 million. In addition, the Company’s total warrant, equity and other investments in 110 portfolio companies had an aggregate fair value of $46.0 million. Total portfolio investment activity for the three months ended March 31, 2025 and 2024 was as follows:

($ in thousands)	For the Three Months Ended March 31,
	2025	2024
Beginning portfolio	$697,891	$709,085

New debt and equity investments	102,439	34,569

Less refinanced debt balances	(28,750)	(11,250)

Net new debt and equity investments	73,689	23,319

Principal payments received on investments	(11,171)	(10,500)

Early pay-offs and principal paydowns	(39,574)	(9,143)

Payment-in-kind interest on investments	285	1,382

Accretion of debt investment fees	1,388	1,261

New debt investment fees	(804)	(309)

Warrants received in settlement of fee income	5	—

Proceeds from sale of investments	(1)	(41)

Net realized gain on investments	1	8
Net unrealized depreciation on investments	(32,156)	(3,960)

Other	—	14

Ending portfolio	$689,553	$711,116

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of March 31, 2025 and December 31, 2024:

($ in thousands)	March 31, 2025			December 31, 2024
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	11	$159,150	24.7%	11	$159,944	25.1%
3	30	414,706	64.5%	30	419,621	65.7%
2	5	54,214	8.4%	7	48,760	7.6%
1	7	15,497	2.4%	4	10,454	1.6%
Total	53	$643,567	100.0%	52	$638,779	100.0%

As of March 31, 2025 and December 31, 2024, Horizon’s loan portfolio had a weighted average credit rating of 3.1, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of March 31, 2025, there were seven debt investments with an internal credit rating of 1, with an aggregate cost of $66.7 million and an aggregate fair value of $15.5 million. As of December 31, 2024, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $44.8 million and an aggregate fair value of $10.5 million.

Liquidity and Capital Resources

As of March 31, 2025, the Company had $126.3 million in available liquidity, consisting of $77.5 million in cash and money market funds, and $48.8 million in funds available under existing credit facility commitments.

As of March 31, 2025, there was no outstanding principal balance under the $150.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $300.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

As of March 31, 2025, there was $181.0 million in outstanding principal balance under the $250 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 6.54%.

Additionally, as of March 31, 2025, there was $90.0 million in outstanding principal balance under the $100 million senior secured credit facility with a large U.S.-based insurance company at an interest rate of 7.21%.

Horizon Funding Trust 2022-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “2022 Notes”) rated A by a ratings agency. The 2022 Notes bear interest at a fixed interest rate of 7.56% per annum. The reinvestment period of the 2022 Notes ended November 15, 2024 and the stated maturity is November 15, 2030. As of March 31, 2025, the 2022 Notes had an outstanding principal balance of $65.0 million.

On October 17, 2024, the Company entered into a note purchase agreement (the “2031 Note Purchase Agreement”), by and among the Company, and each purchaser named therein, in connection with the issuance and sale of $20.0 million aggregate principal of the Company’s 7.125% convertible notes due 2031 (the “2031 Convertible Notes”). As of March 31, 2025, and December 31, 2024, the aggregate outstanding principal balance of the 2031 Convertible Notes was $20.0 million. The 2031 Convertible Notes were not outstanding as of March 31, 2024.

During the three months ended March 31, 2025, the Company sold 404,305 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $3.6 million, including $0.1 million of offering expenses, from these sales.

As of March 31, 2025, the Company’s net debt to equity leverage ratio was 129%, above the Company’s 120% targeted leverage. The asset coverage ratio for borrowed amounts was 165%.

Liquidity Events

During the quarter ended March 31, 2025, Horizon experienced liquidity events from five portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In January, a portfolio company paid its outstanding principal balance of $20.0 million on its revolving loan, plus interest. HRZN continues to hold warrants in the company.

In February, with the proceeds of a new loan from Horizon, Castle Creek paid its outstanding principal balance of $16.2 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in Castle Creek.

In March, a portfolio company prepaid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In March, a portfolio company prepaid its outstanding principal balance of $9.4 million on its venture loan, plus interest and end-of-term payment. HRZN continues to hold warrants in the company.

In March, with the proceeds of a new loan from Horizon, a portfolio company paid its outstanding principal balance of $12.5 million on its venture loan, plus interest and end-of-term payment. HRZN continues to hold warrants in the company.

Net Asset Value

At March 31, 2025, the Company’s net assets were $305.5 million, or $7.57 per share, compared to $332.1 million, or $9.64 per share, as of March 31, 2024, and $336.2 million, or $8.43 per share, as of December 31, 2024.

For the quarter ended March 31, 2025, net decrease in net assets resulting from operations was $21.4 million, or $0.53 per share, compared to net increase in net assets resulting from operations of $8.7 million, or $0.26 per share, for the quarter ended March 31, 2024.

Stock Repurchase Program

On April 25, 2025, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2026 or the repurchase of $5.0 million of the Company's common stock. During the quarter ended March 31, 2025, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through March 31, 2025, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On April 7, 2025, the Company funded a $5.0 million debt investment to a new portfolio company, SparkCharge, Inc.

On April 9, 2025, OneNetwork, Inc. (d/b/a Finexio) prepaid its outstanding principal balance of $5.0 million on its venture loan, plus interest and end-of-term payment. In connection with the prepayment, all future commitments to make debt investments were terminated. The Company continues to hold warrants in OneNetwork, Inc.

On April 14, 2025, Kodiak Robotics, Inc. (“Kodiak”) and Ares Acquisition Corporation II (NYSE: AACT) (“AACT”), a publicly traded special purpose acquisition company, announced they entered into a definitive business combination agreement through which Kodiak will become a publicly-listed company. AACT is an affiliate of Ares Management Corporation (NYSE: ARES).

On April 17, 2025, the Company funded a $0.3 million debt investment to an existing portfolio company, Better Place Forests Co.

On April 17, 2025, the Company funded a $0.1 million debt investment to an existing portfolio company, Swift Health Systems, Inc.

On April 25, 2025, the Company amended its NYL Facility to, among other things, extend the investment period to June 5, 2027. In addition, the amendment amended the interest rate for advances made after April 25, 2025, fixing the interest rate at the greater of (i) 4.60% and (ii) the Three Year I Curve plus 2.95% with the interest rate to be reset on any advance date.

On April 28, 2025, the assignee of Western Alliance Bank's loans to Soli Organic, Inc. ("Soli") issued a "Blockage Notice" to Horizon under a certain Subordination Agreement by and between Western Alliance Bank and Horizon. The Blockage Notice stated that a default occurred under the assignee's loan to Soli and that Horizon was blocked from receiving any payments from Soli in connection with Horizon's debt investment in Soli until the assignee was repaid in full and that Horizon was blocked from exercising any rights or remedies with respect thereto for a period of up to 180 days.

On April 28, 2025 (the “Conversion Date”), the holders of the 2031 Convertible Notes converted $2.0 million of the principal balance of the 2031 Convertible Notes plus accrued interest into 237,714 shares of common stock of the Company at the volume-weighted average closing sale price for the five trading days immediately prior to the Conversion Date of $8.46.

Monthly Distributions Declared in Second Quarter 2025

On April 25, 2025, the Company’s board of directors declared monthly distributions of $0.11 per share payable in each of July, August and September 2025. The following tables show these monthly distributions, which total $0.33 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
June 16, 2025	June 16, 2025	July 15, 2025	$0.11
July 16, 2025	July 16, 2025	August 15, 2025	$0.11
August 18, 2025	August 18, 2025	September 16, 2025	$0.11
		Total:	$0.33

After paying distributions of $0.33 per share and earning net investment income of $0.27 per share for the quarter, the Company’s undistributed spillover income as of March 31, 2025 was $1.00 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, Horizon’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, April 30, 2025, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13752635. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	March 31,	December 31,
	2025	2024
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $715,151 and $694,503, respectively)	$666,377	$657,765
Non-controlled affiliate investments at fair value (cost of $27,493 and $27,491, respectively)	8,307	8,307
Controlled affiliate investments at fair value (cost of $47,948 and $44,780, respectively)	14,869	31,819
Total investments at fair value (cost of $790,592 and $766,774, respectively)	689,553	697,891
Cash	33,033	70,264
Investments in money market funds	40,968	27,266
Restricted investments in money market funds	3,463	3,338
Interest receivable	16,379	16,559
Other assets	6,196	6,515
Total assets	$789,592	$821,833

Liabilities
Borrowings	$467,283	$467,904
Distributions payable	13,310	13,159
Base management fee payable	1,033	1,045
Other accrued expenses	2,509	3,542
Total liabilities	484,135	485,650

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 40,499,427 and 40,043,312 shares issued and 40,331,962 and 39,875,847 shares outstanding as of March 31, 2025 and December 31, 2024, respectively	45	44
Paid-in capital in excess of par	522,285	518,200
Distributable earnings	(216,873)	(182,061)
Total net assets	305,457	336,183
Total liabilities and net assets	$789,592	$821,833
Net asset value per common share	$7.57	$8.43

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2025	2024
Investment income
From non-affiliate investments:
Interest income	$23,438	$24,468
Payment-in-kind interest income	77	1,216
Fee income	1,062	268
From controlled affiliate investments:
Payment-in-kind interest income	208	166
Interest (reversal) income	(269)	11
Total investment income	24,516	26,129
Expenses
Interest expense	8,681	8,161
Base management fee	3,180	3,162
Performance based incentive fee	—	295
Administrative fee	406	433
Professional fees	725	665
General and administrative	427	429
Total expenses	13,419	13,145
Net investment income before excise tax	11,097	12,984
Provision for excise tax	378	379
Net investment income	10,719	12,605
Net realized and unrealized loss
Net realized gain on non-affiliate investments	1	11
Net realized loss on non-controlled affiliate investments	—	(3)
Net realized gain on investments	1	8
Net unrealized depreciation on non-affiliate investments	(12,037)	(14,214)
Net unrealized (depreciation) appreciation on non-controlled affiliate investments	(2)	11,433
Net unrealized depreciation on controlled affiliate investments	(20,117)	(1,179)
Net unrealized depreciation on investments	(32,156)	(3,960)
Net realized and unrealized loss	(32,155)	(3,952)
Net (decrease) increase in net assets resulting from operations	$(21,436)	$8,653
Net investment income per common share - basic	$0.27	$0.38
Net investment income per common share - diluted	$0.27	$0.38
Net (decrease) increase in net assets resulting from operations per common share - basic	$(0.53)	$0.26
Net (decrease) increase in net assets resulting from operations per common share - diluted	$(0.53)	$0.26
Weighted average shares outstanding - basic	40,223,393	33,579,743
Weighted average shares outstanding - diluted	40,223,393	33,579,743
Distributions declared per share	$0.33	$0.38